Exhibit 99.1

For Immediate Release	For More Information Contact:
Barron Beneski (703) 406-5528
Public and Investor Relations
beneski.barron@orbital.com
ORBITAL REPORTS FIRST QUARTER 2006 FINANCIAL RESULTS
– – Revenues, Operating Profit and Net Income Rise Sharply – –
– – Free Cash Flow and Contract Backlog Show Large Increases – –
(Dulles, VA 20 April 2006) — Orbital Sciences Corporation (NYSE: ORB) today announced its financial results for the first quarter of 2006. Orbital’s first quarter revenues increased 15% to $192.1 million in 2006, compared to $167.1 million in 2005. The company’s first quarter operating income rose 30% to $15.9 million in 2006, as compared to $12.2 million in 2005. First quarter net income increased 43% to $8.8 million in 2006, compared to $6.2 million in 2005, and diluted earnings per share increased to $0.14, compared to $0.10 in the first quarter of 2005. Orbital reported first quarter 2006 free cash flow* of $22.6 million compared to free cash flow of $5.1 million a year ago.
Commenting on Orbital’s first quarter 2006 results, Mr. David W. Thompson, Chairman and Chief Executive Officer, said, “The company started the year with exceptional financial performance. Our satellite segment led the way with large increases in communications satellite revenues and operating profit, while our launch vehicles segment continued its solid performance.” He added, “With these operating results, together with the strong cash flow and good new business levels generated in the first quarter, we continue to be very optimistic about Orbital’s outlook for 2006.”

*	“Free cash flow” is a non-GAAP financial measure discussed in this release. For additional details, please refer to the sections of this press release entitled “Cash Flow and Balance Sheet” and “Disclosure of Non-GAAP Financial Measure.”
Orbital Sciences Corporation s 21839 Atlantic Blvd., Dulles, VA 20166 s 703-406-5000
--more--

Orbital Reports First Quarter 2006 Financial Results

Financial Highlights
Summary financial results were as follows (in millions, except per share data):

	First Quarter
	2006	2005

Revenues	$192.1	$167.1
Operating Income	15.9	12.2
Net Income	8.8	6.2
Diluted Net Income per Share	$0.14	$0.10
Revenues
Revenues by segment for the first quarter were as follows (in millions):

	First Quarter
	2006	2005

Launch Vehicles	$78.7	$80.0
Satellites and Related Space Systems	107.5	82.4
Transportation Management Systems	7.9	7.0
Eliminations	(2.0)	(2.3)

Total Revenues	$192.1	$167.1
Orbital’s first quarter 2006 revenues were $192.1 million, up 15% over first quarter 2005 revenues of $167.1 million. This increase was primarily due to a 30% increase in satellites and related space systems segment revenues that was driven by growth in the communications satellites product line related to progress on several new satellite contracts awarded in 2005. The growth in communications satellites revenues was offset partially by a revenue decrease in the science, technology and defense satellites product line due to the substantial completion of a satellite in the first quarter of 2006. Launch vehicles segment revenues decreased marginally due to lower revenues from the target vehicle and space launch vehicle product lines, partially offset by slightly higher interceptor launch vehicles product line revenues. Transportation management systems segment revenues increased 12% largely driven by work on several new contracts started in 2005.
--more--

Orbital Reports First Quarter 2006 Financial Results

Operating Income
Operating income by segment for the first quarter was as follows (in millions):

	First Quarter
	2006	2005

Launch Vehicles	$9.0	$9.0
Satellites and Related Space Systems	6.5	2.8
Transportation Management Systems	0.4	0.4
Corporate and Other	—	—

Total Operating Income	$15.9	$12.2
Orbital reported operating income of $15.9 million in the first quarter of 2006, up 30% over the first quarter of 2005. This increase was due to significantly higher operating income in the satellites and related space systems segment driven by growth in the communications satellites product line related to several new satellite contracts started in 2005. The improvement in communications satellite operating income was partially offset by an operating income decrease in the science, technology and defense satellites product line, consistent with the revenue decline in this product line. Operating income in the launch vehicles and transportation management segments remained constant quarter-over-quarter.
Net Income
Net income for the first quarter of 2006 was $8.8 million, or $0.14 diluted earnings per share, as compared to $6.2 million, or $0.10 diluted earnings per share, in the first quarter of 2005.
Cash Flow and Balance Sheet
The company reported free cash flow of $22.6 million for the first quarter of 2006. Orbital’s unrestricted cash balance was $180.6 million as of March 31, 2006. Orbital repurchased approximately 550,000 shares of its common stock for $7.9 million in the first quarter as part of the company’s 12-month $50 million securities repurchase program started last year. The company’s cash flow was as follows (in millions):

First Quarter
2006

Net Cash Provided by Operating Activities	$28.3
Capital Expenditures	(5.7)

Free Cash Flow	22.6
Repurchase of Common Stock	(7.9)
Proceeds from Issuance of Common Stock and Other	7.1

Net Increase in Cash	21.8
Beginning Cash Balance	158.8

Ending Cash Balance	$180.6
--more--

Orbital Reports First Quarter 2006 Financial Results

Summary balance sheet data as of March 31, 2006 was as follows (in millions):

Assets		Liabilities and Equity

Cash	$180.6	Short-Term Debt	$0.1
Other Current Assets	210.5	Other Current Liabilities	171.5
Property and Equipment	86.6	Long-Term Debt	126.4
Goodwill	55.6	Other Non-Current Liabilities	0.1
Other Assets	169.0	Stockholders’ Equity	404.2

Total Assets	$702.3	Total Liabilities and Equity	$702.3
New Business Highlights
During the first quarter of 2006, Orbital received approximately $220 million in new firm and option contract bookings. In addition, the company received approximately $175 million of option exercises under existing contracts. As of March 31, 2006, the company’s firm contract backlog was approximately $1.38 billion and its total backlog (including options, indefinite-quantity contracts and undefinitized orders) was approximately $2.92 billion.
Operational Highlights
Since the beginning of the year, Orbital has carried out nine space missions, including a Pegasus® launch of three small scientific spacecraft for NASA’s Space Technology 5 program in March and a Minotaur launch of six company-developed weather-monitoring satellites for Taiwan’s civilian space agency in April. The company has also delivered seven other rockets and satellites for future missions and completed two transportation management projects so far in 2006.
During the remainder of 2006, Orbital expects to carry out up to 18 major launch vehicle and spacecraft missions and to complete and deliver an additional 12 or more satellites and launch vehicles for future missions. These totals include three or four satellite deployments, three flight tests of the Orbital Boost Vehicle missile defense interceptor, five or six Coyote short-range target vehicle launches, several more space launches, and several additional medium- and long-range ballistic target flights for missile defense test programs.
2006 Financial Guidance Update
The company indicated that it continues to anticipate full year 2006 revenues to be in the $760 to $780 million range and operating income margin in the 7.75% to 8.25% range. Diluted earnings per share in 2006 are expected to be $0.51 to $0.56, based on approximately 62 million average diluted shares. The company expects to generate $60 to $65 million in free cash flow for 2006, a $5 million increase over prior guidance.
--more--

Orbital Reports First Quarter 2006 Financial Results

Disclosure of Non-GAAP Financial Measure
Free cash flow is defined as GAAP (Generally Accepted Accounting Principles) net cash provided by operating activities (the most directly comparable GAAP financial measure) less capital expenditures for property, plant and equipment. A quantitative reconciliation of free cash flow to net cash provided by operating activities is included above in the section entitled “Cash Flow and Balance Sheet.” Management believes that the company’s presentation of free cash flow is useful because it provides investors with an important perspective on the company’s liquidity, financial flexibility and ability to fund operations and service debt. Orbital does not intend for this non-GAAP financial measure to be considered in isolation or as a substitute for the related GAAP measure. Other companies may define this measure differently.
About Orbital
Orbital develops and manufactures small rockets and space systems for commercial, military and civil government customers. The company’s primary products are satellites and launch vehicles, including low-orbit, geosynchronous-orbit and planetary spacecraft for communications, remote sensing, scientific and defense missions; ground- and air-launched rockets that deliver satellites into orbit; and missile defense systems that are used as interceptor and target vehicles. Orbital also offers space-related technical services to government agencies and develops and builds satellite-based transportation management systems for public transit agencies and private vehicle fleet operators.
“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995
Certain statements in this press release may be forward-looking in nature or “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends and uncertainties that could cause the actual results or performance of the company to be materially different from the forward-looking statement. Uncertainty surrounding factors such as continued government support and funding for key space and defense programs, product performance and market acceptance of products and technologies, the outcome of the government investigation, as well as other risk factors and business considerations described in the company’s SEC filings, including its annual report on Form 10-K, could impact Orbital’s actual financial and operational results. Orbital assumes no obligation for updating the information contained in this press release.
A transcript of the first quarter earnings teleconference call will be available on Orbital’s website at http://www.orbital.com/Investor.
-- attachments below --
--more--

Orbital Reports First Quarter 2006 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Income Statements
(unaudited, in thousands, except per share data)

	First Quarter
	2006	2005

Revenues	$192,137	$167,149
Costs of goods sold	154,309	139,338

Gross profit	37,828	27,811
Research and development expenses	2,171	1,032
Selling, general and administrative expenses	19,800	14,562

Income from operations	15,857	12,217
Interest expense	(3,059)	(2,780)
Interest income and other	2,357	757

Income before income taxes	15,155	10,194
Income taxes	(6,365)	(4,042)

Net income	$8,790	$6,152

Basic net income per share	$0.16	$0.11

Diluted net income per share	$0.14	$0.10

Shares used in computing basic net income per share	55,083	55,157
Shares used in computing diluted net income per share	62,322	63,461
--more--

Orbital Reports First Quarter 2006 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2006	2005

Assets	(unaudited)
Cash	$180,559	$158,849
Receivables, net	146,677	131,251
Inventory	21,465	19,006
Deferred income taxes, net	32,053	30,614
Other current assets	10,342	12,767

Total current assets	391,096	352,487
Property, plant and equipment, net	86,648	85,640
Goodwill	55,551	55,551
Deferred income taxes, net	160,308	166,248
Other non-current assets	8,668	8,864

Total Assets	$702,271	$668,790

Liabilities and Stockholders’ Equity
Short-term borrowings	$76	$76
Accounts payable and accrued expenses	118,282	116,153
Deferred revenues	53,243	30,281

Total current liabilities	171,601	146,510
Long-term debt	126,441	126,459
Other non-current liabilities	65	87
Total stockholders’ equity	404,164	395,734

Total Liabilities and Stockholders’ Equity	$702,271	$668,790

--more--

Orbital Reports First Quarter 2006 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Statements of Cash Flows
(unaudited, in thousands)

	First Quarter
	2006	2005

Net income	$8,790	$6,152
Depreciation and amortization	3,534	3,636
Deferred taxes	4,501	3,896
Amortization of debt costs	153	153
Changes in assets and liabilities	10,561	(4,090)
Other	732	(204)

Net cash provided by operating activities	28,271	9,543

Capital expenditures	(5,651)	(4,467)
Change in cash restricted for letters of credit, net	—	30

Net cash used in investing activities	(5,651)	(4,437)

Repayment of debt and other	(18)	(77)
Repurchase of common stock	(7,954)	—
Net proceeds from issuance of common stock	5,523	427
Tax benefit of share-based compensation	1,539	—

Net cash (used in) provided by financing activities	(910)	350

Net increase in cash	21,710	5,456
Cash, beginning of period	158,849	125,504

Cash, end of period	$180,559	$130,960

# # #